Exhibit 99.1

Summary of Exchange Offer Terms and Conditions

This Summary of Exchange Offer Terms and Conditions should be viewed as an outline intended for discussion purposes only. It should not in any way be viewed as a commitment by the Issuer to engage in the transactions described below. The information provided in this term sheet is for the confidential use of Issuer (as defined below) and certain Bondholders (as defined below) and may not, without the prior written consent of the Issuer, be disclosed to any other person.

Transaction Description:
U.S. Concrete, Inc., a Delaware corporation (“Issuer”) will conduct an exchange offer (the “Exchange Offer”) for all $55,000,000 of its 9.5% Convertible Secured Notes Due 2015 (the “Existing Notes”) for an aggregate principal amount, assuming 100% participation in the Exchange Offer, of $69,300,000 of new 9.5% Senior Secured Notes (the “Exchange Notes”).

Each $1,000 in principal amount of Existing Notes will be exchanged (the “Exchange”) for $1,260 in principal amount of Exchange Notes.

NEW NOTES
Issue:	Senior Secured Notes.
Principal Amount:	$69,300,000
Maturity:	October 1, 2015.
Interest Payment:	Issuer will make interest payments semi-annually in cash, in arrears.
Guarantees:
All obligations of Issuer under the Exchange Notes will be unconditionally guaranteed (the “Guarantees”) by each of the existing, and will be guaranteed by each of the future, direct or indirect domestic restricted subsidiaries of Issuer (the “Guarantors”).

Security:
The Exchange Notes will be secured by the same collateral as the Existing Notes: (i) a first-priority lien on certain property and assets owned by Issuer and the Guarantors, including material owned real property, intellectual property, capital stock of subsidiaries and certain equipment, subject to permitted liens (including a second-priority lien in favor of the ABL Facility Agent (as defined below)) and (ii) a second priority lien on ABL Priority Collateral, as defined in the Intercreditor Agreement defined below (i.e. A/R, inventory and trucks).

Optional Redemption:
Issuer may redeem some or all of the Exchange Notes at any time and from time to time at 100% of the principal outstanding balance, plus accrued and unpaid interest through December 31, 2013, 102% January 1, 2014 - December 31, 2014, 103% January 1, 2015 - maturity.

Term Sheet for Exchange of U.S. Concrete Convertible Secured Notes	Confidential For Discussion Purposes Only

Covenants:
Covenants consistent with those contained in the current indenture for the Existing Notes except that (i) the ABL Facility Permitted Indebtedness basket (and the definition of “Maximum ABL Debt Amount”) will be increased from $80,000,000 to $102,500,000, (ii) borrowings under the ABL to fund acquisitions will be limited in certain respects.  Language to be negotiated.

Intercreditor Arrangements:	[TBD].
Events of Default: Equal Treatment of Holders:
Events of default will be the same as under the indenture for the Existing Notes.

In connection with the Exchange Offer, under no circumstance will the Issuer offer or agree to transaction terms (whether financial or otherwise) with one or more Bondholders if the same terms are not offered to all Bondholders.

Other Terms:	All other terms will be substantially the same as the terms of the Existing Notes.

PROCEDURAL MATTERS
Support Agreement:	Issuer and each Bondholder holding greater than 20% of the Existing Notes will enter into a support agreement.
Exchange Offer:
The Exchange Offer shall be launched (the “Exchange Offer Launch Date”) at least 20 business days prior to the anticipated Effective Date.  On the Effective Date, holders of the Existing Notes that have elected to tender in the Exchange Offer will exchange their Existing Notes for Exchange Notes as described above.  The “Effective Date” shall be the date on which the Exchange Offer is completed and the transactions described herein are consummated.  The Exchange Notes shall be issued and distributed on the Effective Date.

As a condition to the Exchange, holders of a minimum threshold to be agreed upon, which shall not be less than 90% of the aggregate principal amount of the outstanding Existing Notes, must accept the terms of the Exchange Offer (the “Exchange Threshold).

As conditions to the Exchange, (i) the lenders under Issuer’s Loan and Security Agreement (the “ABL Facility”), dated as of August 31, 2012, among Issuer, certain of its subsidiaries, the lenders party thereto and Bank of America, N.A. as agent (the “ABL Facility Agent”) must consent to the transactions and (ii) the ABL Facility Agent must consent to the amendment to the Intercreditor Agreement.

The Exchange Offer shall include exit consents (subject to successful completion of the Exchange Offer) to strip all collateral and substantially all of the negative covenants and certain other provisions from the indenture governing the Existing Notes not tendered into the Exchange Offer and such other changes as Issuer determines are desirable to maximize participation in the Exchange Offer.

Term Sheet for Exchange of U.S. Concrete Convertible Secured Notes	Confidential For Discussion Purposes Only

ADDITIONAL MATTERS
Governing Law and Forum for Transaction Documents:	New York.
Non-Binding:	Except with respect to the section of this term sheet entitled “Governing Law and Forum for Transaction Documents”, this term sheet is not intended to be legally binding on the parties hereto.
Defined Terms:	Unless otherwise specified herein, defined terms have the meanings given to them in the indenture governing the Existing Notes or the ABL Facility, as applicable.